Notice to Shareowners of Pioneer Multi-Asset Income Fund

In Pioneer Multi-Asset Income Fund's annual report dated July 31, 2017, which was recently mailed to shareowners, the following shareholder meeting results were inadvertently omitted from the Notes to Financial Statements.

Results of Shareholder Meeting

At a special meeting held on June 13, 2017, shareholders of the Fund were asked to consider the proposals described below. A report of the total votes cast by the Fund's shareholders (or, with respect to Proposal 2, by shareholders of Pioneer Series Trust IV, as noted below) follows:

                        For             Against       Abstain        Broker Non-Votes
--------------------------------------------------------------------------------------
Proposal 1 - To         25,618,722.175  402,678.257   986,116.747    11,082,356.480
approve a New
Management
Agreement with
Amundi Pioneer Asset
Management, Inc.
(the Adviser)
--------------------------------------------------------------------------------------

                                                       For            Withhold
--------------------------------------------------------------------------------------
Proposal 2 - To elect Trustees*
--------------------------------------------------------------------------------------
David R. Bock                                          52,263,479.902   1,763,083.757
--------------------------------------------------------------------------------------
Benjamin M. Friedman                                   52,240,474.702   1,786,088.957
--------------------------------------------------------------------------------------
Margaret B.W. Graham                                   52,277,018.316   1,749,545.343
--------------------------------------------------------------------------------------
Lisa M. Jones                                          52,275,811.641   1,750,752.018
--------------------------------------------------------------------------------------
Lorraine H. Monchak                                    52,303,227.587   1,723,336.072
--------------------------------------------------------------------------------------
Thomas J. Perna                                        52,310,588.244   1,715,975.415
--------------------------------------------------------------------------------------
Marguerite A. Piret                                    52,307,333.702   1,719,229.957
--------------------------------------------------------------------------------------
Fred J. Ricciardi                                      52,297,275.467   1,729,288.192
--------------------------------------------------------------------------------------
Kenneth J. Taubes                                      52,269,277.206   1,757,286.453
--------------------------------------------------------------------------------------
*    Proposal 2 was voted on and approved by all series of Pioneer Series Trust
     IV. Results reported above reflect the combined votes of all series of the
     Trust.

We apologize for this omission and any inconvenience that it may have caused.

If you have any questions regarding this matter, please feel free to contact our Client Services Department at 1-800-225-6292 from Monday through Friday, 8 a.m. to 7 p.m. EST.

Before investing, consider the Fund's investment objectives, risks, charges and expenses. Contact your advisor or Amundi Pioneer for a prospectus containing this information. Read it carefully.


Securities offered through Amundi Pioneer Distributor, Inc.
60 State Street, Boston, MA 02109
Underwriter of Pioneer Mutual Funds, Member SIPC
(c) 2017 Amundi Pioneer Asset Management 30602-00-1017


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